Exhibit 17.1

October 13, 2005

Molecular Pharmacology (USA) Limited

12880 Railway Avenue, Unit 35

Richmond BC V7B 1Y3

To Whom it May Concern:

I, Byron G. Cox, hereby tender my resignation effective 5:00 P.M. Pacific Standard Time, October 13, 2005 as a director and officer of Molecular Pharmacology (USA) Limited.

My resignation is not due to any disagreement with Molecular on any matter related to its operations, policies or practices but instead is for personal reasons.

Yours very truly,

/s/ Byron G. Cox

Byron G. Cox